Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 16th day of August 2006, by and between SeraCare Life Sciences, Inc., a California corporation (the “Company”), and Gregory A. Gould, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive desires to accept such employment on such terms and conditions.

C. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date (as defined below) and supersedes and negates all previous agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Bankruptcy Court Approval. On March 22, 2006, the Company filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”). The Company’s case is No. 06-00510-11 (the “Bankruptcy Case”). The parties acknowledge that this Agreement shall not be effective unless and until approved by the Bankruptcy Court. For purposes of this Agreement, the term “Effective Date” means the date on which the Company receives Bankruptcy Court approval of this Agreement.

1.2	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.3

Duties. During the Period of Employment, the Executive shall serve the Company as its Chief Financial Officer and shall have such other duties and responsibilities as the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”) may determine from time to time. The Executive shall be subject to the published corporate policies of the

Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the CEO.

1.4	No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities, or the provision of other services thereto, is subject to the prior written approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body on which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns. Subject to the Company’s rights pursuant to the preceding sentence, the Company expressly approves and acknowledges Executive’s service on the board of directors of CytoDyn, Inc. (CYDY), without the need for further Board action.

1.5	No Breach of Contract. The Executive hereby represents to the Company that, to the best of his knowledge and belief: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information or trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Employee Confidentiality Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”) and that certain Nondisclosure Agreement effective as of April 20, 2006 by and between Executive and Ciphergen Biosystems, Inc.), with any other person or entity.

1.6	Location. The Executive’s principal place of employment shall be the Company’s principal executive offices, as they may be located from time to time. The Executive agrees that he will be regularly present at the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2.

Period of Employment. The “Period of Employment” shall be a period of three (3) years commencing on the Effective Date and ending at the close of business on the third (3rd) anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing, at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. If the Company provides notice that the Period of Employment shall not be extended or further extended, as the case may be, the Executive’s employment by the Company shall terminate at the end of the Period of Employment then in effect and, in connection with such termination of employment and subject to Section 5.4, the Executive shall be entitled to all the severance benefits provided in Section 5.3(b)(i)-(iv). Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of Two Hundred and Fifty Thousand Dollars ($250,000). The Company will review the Executive’s Base Salary at least annually and may increase (but not decrease) the Executive’s Base Salary from the rate then in effect based on such review.

3.2	Incentive Bonus. For each fiscal year of the Company that ends during the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board (or the Compensation Committee thereof) in its sole discretion, based on the performance objectives established by the Board for that particular period. The Executive’s target Incentive Bonus amount for any such fiscal year shall be equal to least seventy five percent (75%) of the Executive’s Base Salary for that particular year, and there shall be no caps (other than any maximum amount provided under any applicable stockholder-approved incentive plan under which the particular bonus opportunity may be structured or any maximum amount that may be determined pursuant to any incentive compensation formula that may be adopted pursuant to the applicable incentive plan) on the total Incentive Bonus payable to Executive for any year.

3.3	Signing Bonus. In consideration for the Executive’s execution of this Agreement and subject to the Executive’s actually commencing employment with the Company, the Executive shall be entitled to a cash payment in the amount of Fifteen Thousand Dollars ($15,000) on or as soon as practicable after the Effective Date.

3.4	Stock Option Grants. Subject to this Section 3.4, on the Effective Date the Company will grant to the Executive a nonqualified stock option (the “Option”) to purchase 250,000 shares of the Company’s common stock, no par value (the “Common Stock”). The exercise price per share of the Option will be equal to the fair market value of a share of the Common Stock on the Effective Date. The Board (or Compensation Committee thereof) will determine such fair market value in its reasonable, good faith discretion (it being intended that, if the Common Stock is then not publicly traded other than on the over-the-counter market, such fair market value shall be based on the last sales price for a share of Common Stock as quoted on the Pink Sheets unless such methodology does not, in the Board’s reasonable, good faith discretion, produce an accurate fair market value in the circumstances). The Option will vest in substantially equal annual installments (equal installments except that the installments will be rounded to produce vesting installments of whole share increments) over the three-year period following the Effective Date. Except as otherwise provided herein or in the Option Agreement referenced below, in each case, the vesting of each installment of the Option is subject to the Executive’s continued employment by the Company through the respective vesting date. The maximum term of the Option will be ten (10) years from the date of grant of the Option, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events. The Option shall be subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence the Option (the “Option Agreement”). The Option Agreement shall be in substantially the form attached hereto as Exhibit C.

Executive shall also be eligible to participate in and receive additional grants commensurate with his position and level in any stock option plan and restricted stock plan or other equity-based or equity related compensation plan, programs or agreements of the Company made available generally to its senior executives; provided that the amount, timing, and other terms of any future grant shall be determined by the Board (or the Compensation Committee thereof) in its sole discretion.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive’s rate of vacation accrual during the Period of Employment shall be no less than four (4) weeks per year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.4	Relocation Costs. Upon commencement of the Period of Employment, the Company shall pay or reimburse the Executive for his reasonable, documented relocation expenses, including but not limited to, real estate commissions, temporary housing and travel to and from Colorado, incurred in relocating his permanent residence to the area in which the Company’s principal offices are located. To the extent that any such payment or reimbursement is taxable to the Executive, the Company shall pay the Executive a gross-up so the Executive has no after-tax costs with regard to such payment or reimbursement. In no event, however, will the Company have any such payment, reimbursement or other obligation to the Executive pursuant to this Section 4.4 (including, without limitation, as to any such gross-up payment) to the extent that such payments, reimbursements, or other obligations to the Executive pursuant to this Section 4.4 exceed One Hundred and Seventy Five Thousand Dollars ($175,000) in the aggregate taking into account all such previous payments and reimbursements.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Company: (i) at any time with Cause (as defined in and subject to the provisions of Section 5.5), or (ii) with no less than thirty (30) days advance notice to the Executive, without Cause, (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance notice to the Company; provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice if the Company fails to, or cannot, pursuant to Section 5.5(d) reasonably cure the event that constitutes Good Reason.

5.3

Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b)	If, during the Period of Employment, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (as such terms are defined in Section 5.5), the Company shall, subject to the following provisions of this Section 5.3 and the provisions of Section 5.4, pay (in addition to the Accrued Obligations) the Executive the following severance benefits (the “Severance Benefits”):

(i)	The Company shall pay the Executive an amount, subject to tax withholding and other authorized deductions, equal to the sum of:

(x)	one times the Executive’s Base Salary at the annual rate in effect on the Severance Date, plus

(y)	a pro-rated amount of the Executive’s Incentive Bonus for the year in which such Severance Date occurs. For purposes of determining the pro-rated amount of the Incentive Bonus to be paid pursuant to this clause (y), the applicable performance objectives for the year in which the Severance Date occurs shall be pro-rated to reflect the portion of the year completed prior to the Severance Date and the Board shall in good faith determine the amount of the Incentive Bonus that would be paid if the applicable measurement criteria were such short-year objectives (by comparing actual performance for such short year against such pro-rated objectives). A pro-rated amount of such Incentive Bonus amount shall then be paid pursuant to this clause(y). (For purposes of illustration, if the Severance Date occurs half-way through the related fiscal year of the Company, and the Executive’s target Incentive Bonus for such fiscal year was 75% of his Base Salary for that year, and the Board determines that the related performance objectives (as pro-rated) were satisfied at target for such short year based on actual performance for the first half of that year, 37.5% of the target bonus amount (50% of 75%) would be paid.)

However, in the event that the Executive’s Severance Date occurs upon or after the occurrence of both of the following events: (1) the occurrence of a Change in Control Event (as defined below) of the Company and (2) the Bankruptcy Effective Date (as such term is defined below), and the Executive is entitled to benefits pursuant to this Section 5.3(b), then the amount paid pursuant to clause (i)(x) shall equal one and one-half (1.5) times the Executive’s Base Salary at the annual rate in effect on the Severance Date (as opposed to, and not in addition to, the amount otherwise provided in clause (i)(x)). For purposes of this Agreement, “Change in Control Event” has the meaning given to such term in the form of Option Agreement attached hereto as Exhibit C. For purposes of this Agreement, “Bankruptcy Effective Date” means the effective date of the Company’s plan of reorganization as approved by the Bankruptcy Court in the Bankruptcy Case proceedings.

In the event that the Executive’s Severance Date occurs upon or after the occurrence of all of the following events: (1) the occurrence of a Change in Control Event of the Company, (2) the Bankruptcy Effective Date, and (3) the first anniversary of the Effective Date, and the Executive is entitled to benefits pursuant to this Section 5.3(b), then the amount otherwise payable pursuant to this clause (i) (as determined pursuant to the preceding paragraphs of this clause (i)) shall be increased by one and one-half (1.5) times the Executive’s target Incentive Bonus for the year in which such Severance Date occurs.

Subject to Section 21, the severance benefit determined pursuant to this clause (i) shall be paid by the Company in a single lump sum not later than thirty (30) days after the Executive’s Severance Date.

(ii)	The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall cease upon the first to occur of (a) the first anniversary of the Severance Date; (b) the Executive’s death; (c) the date the Executive becomes eligible for coverage under the health plan of a future employer; or (d) the date the Company or its affiliates ceases to offer any group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive.

(iii)	The stock options granted to the Executive pursuant to Section 3.4 and any additional stock options or equity or equity-related compensation or grants that vest based on the passage of time and continued performance of services (to the extent outstanding and not otherwise vested as of the Severance Date, and exclusive of any grants that include performance-based vesting criteria) shall become fully vested immediately prior to such termination. Except as provided in this Section 5.3(b)(iii), the effect of a termination of the Executive’s employment on the Executive’s stock options (including any limited period to exercise such options) shall be determined under the terms of the award agreement evidencing such option.

(iv)	Company shall reimburse Executive for amounts, not in excess of Thirty-Six Thousand Dollars ($36,000.00) in the aggregate taking into account all such expenses previously reimbursed, expended by Executive for executive outplacement services from a provider of his choice. Such submitted expenses shall be reimbursed by the Company on the earlier of the date thirty (30) days after submission by the Executive of such expenses for reimbursement or December 31st of the second calendar year following the Date of Termination.

Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches any of his obligations under the Confidentiality Agreement or under the Non-Competition Agreement (as defined in Section 6) at any time, from and after the date of such breach, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefits (and, without limiting the generality of the foregoing, any reimbursement obligation pursuant to clause (iii) or (iv) above shall terminate).

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy.

(a)

This Section 5.4 shall apply notwithstanding anything else contained in this Agreement, the Option Agreement or any other stock option, restricted stock or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. Such release shall be in substantially the form attached hereto as Exhibit E (together with any changes thereto as the Company may determine necessary or appropriate to render the release enforceable to the fullest extent possible). The Company shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b)	The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

(c)	In the event of any termination of the Executive’s employment with the Company (regardless of the reason for such termination), Executive irrevocably resigns from the Board effective as of the time of such termination.

5.5	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)	any Incentive Bonus payable pursuant to Section 3.2 with respect to any fiscal year that ends during the Period of Employment preceding the fiscal year in which the Severance Date occurs to the extent earned by but not previously paid to the Executive; and

(iii)	any reimbursement due to the Executive pursuant to Section 4.2 or Section 4.4 for expenses incurred by the Executive on or before the Severance Date.

(b)

As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of willful personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive, (ii) the Executive’s conviction of, indictment for, or pleading guilty or nolo contendere to, or entering a similar plea to, a misdemeanor involving moral turpitude or a felony, (iii) fraud or willful and material misconduct by the Executive, (iv) a willful violation by the Executive of the Executive’s material obligations to the Company (including, without limitation, any willful refusal of the Executive to perform his duties for the Company) or other material breach by the Executive of this Agreement, (v) the Executive is found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or (vi) a material breach by the Executive of the Confidentiality Agreement or of the Non-Competition Agreement. No act or failure to act by Executive shall be considered “willful” if such act is or was done (or is or was omitted to be done) in the good faith belief that it is or was in the best interests of the Company. Prior to any purported termination for Cause, the Company shall send a written notice of termination to the Executive indicating the specific provision in this Agreement on which such a claim of Cause would be based, and setting forth in reasonable detail the facts and circumstances on which such a claim would be based. In the event of any claim of Cause based on clause (iii) or (iv) of the foregoing definition of “Cause”, the Executive shall be given an opportunity (of not more than 30 days) to promptly cure such conduct (or lack thereof); provided, however, that the Company need not give the Executive the opportunity to cure conduct (or lack thereof) that is substantially similar to past conduct (or lack thereof) for which such a notice was provided within the preceding 18-month period. Further, before any actual termination of the Executive’s employment for Cause, the Executive shall be given an opportunity to be heard by the Board as to the circumstances purporting to constitute Cause and any determination to terminate the Executive’s employment for Cause shall be by a vote of not less than two-thirds of the entire Board (exclusive of the Executive if he is then a director).

(c)	As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(d)

As used herein, “Good Reason” shall mean the occurrence of any of the following: (i) without the Executive’s express written consent, a material reduction or material adverse change in the nature or scope of the Executive’s duties, authorities, titles, position or responsibilities relative to the Executive’s duties, authorities, titles, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such duties, authorities, titles, position or responsibilities (in no event, however, shall the Company ceasing to be a publicly-traded corporation, in and of itself, constitute Good Reason pursuant to this clause (i)); (ii) a reduction by the Company of the Executive’s rate of Base Salary or target level of annual incentive compensation below the minimum set forth in Section 3.2, or the termination or material reduction of any benefit plan or program of the Company (other than a termination or reduction of any such benefit plan or program that is a termination or reduction of general applicability and does not single out the Executive); (iii) the relocation of the principal executive offices of the Company to a location that is more than 50 miles outside of West Bridgewater, MA; (iv) failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Section 8; or (v) any other material breach of this Agreement by the Company; provided that Good Reason shall not exist pursuant to clause (i), (ii) or (v) above unless the Executive shall have first provided written notice to the Company of the circumstances that would otherwise constitute Good Reason and the Company shall have failed to reasonably cure such circumstances promptly (and in no event more than 30 days after) its receipt of such notice (provided, however, that the Executive need not give the Company the opportunity to cure conduct (or lack thereof) that is substantially similar to past conduct (or lack thereof) for which such a notice was provided within the preceding 18-month period); further provided that any notice of termination for Good Reason must be made not later than 180 days after the circumstances giving rise to such claim of Good Reason are first known to exist (or first reasonably should have been known to exist) by the Executive.

5.6	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Section 280G. Notwithstanding any other provision herein, the Executive shall be covered by the provisions set forth in Exhibit D hereto, incorporated herein by this reference.

6.	Confidential and Proprietary Information; Non-Solicitation. Concurrently with entering into this Agreement, the Executive will execute and deliver to the Company the Confidentiality Agreement. Concurrently with entering into this Agreement, the Executive will also execute and deliver to the Company the Non-Competition Agreement attached hereto as Exhibit B (the “Non-Competition Agreement”).

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company will require any successor (whether direct or indirect) by purchase, merger, consolidation, or transfer or sale of all or substantially all of its businesses or assets of the Company with or to any other individual(s) or entity, or otherwise, to assume, discharge and perform all of the promises, covenants, duties, and obligations of the Company hereunder.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive), all such amounts, unless otherwise provided herein, shall be paid on the Executive’s behalf to the Executive’s executors, personal representatives or administrators of the Executive’s estate.

9.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Massachusetts, notwithstanding any Massachusetts or other conflict of law provision to the contrary.

12.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Non-Competition Agreement and the Option Agreement, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Arbitration. Any controversy arising out of or relating to the Executive’s employment or membership on the Board (whether or not before or after expiration of the Period of Employment), any termination of the Executive’s employment or membership on the Board, this Agreement, the Confidentiality Agreement, the Non-Competition Agreement, the Option Agreement, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Boston, Massachusetts before a sole arbitrator mutually agreed upon by the Executive and the Company. In the event the parties can not mutually agree upon such an arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Company, one appointed by the Executive, and the third heard by the other two arbitrators. Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator (or arbitrators). The arbitration shall be administered by American Arbitration Association pursuant to its Employment Arbitration Rules and Mediation Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 16.

To the extent permitted by law, the prevailing party (if a prevailing party is determined to exist by the arbitrator or arbitrators) in any proceeding or action under this Section 16 shall be entitled, in addition to any other damages or relief awarded, to an award of reasonable legal and accounting fees, expenses and other out-of-pocket costs incurred by such party (including any costs and fees incurred by and payable to the arbitrator (or arbitrators) and any costs incurred in enforcing any such award), not to exceed such fees incurred by the non-prevailing party regardless of whether such proceeding or action proceeds to final judgment; provided, however, that the Company shall not be deemed a “prevailing party” for this purpose unless the arbitrator (or arbitrators) determines that the

Executive did not have a reasonable good faith belief that he would prevail as to at least one material issue presented to the arbitrator (or arbitrators).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 16, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in the Confidentiality Agreement or in the Non-Competition Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in the Confidentiality Agreement or the Non-Competition Agreement, as applicable, or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

17.	Insurance. The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Executive, and the Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

18.	Notices.

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

if to the Company:

SeraCare Life Sciences, Inc.

375 West Street

West Bridgewater, MA 02379

Attn: Board of Directors

if to the Executive, to the address most recently on file in the payroll records of the Company.

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon,

and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. The Company agrees to reimburse the Executive for all expenses and costs (including fees for legal counsel), incurred by his relating to advice, drafting, negotiation, and preparation of this Agreement and any related agreements, up to a maximum of Five Thousand Dollars ($5,000.00) in the aggregate.

21.	Code Section 409A.

It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Code Section 409A, and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Code Section 409A, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death; provided the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay. At the request of the Executive, the Company shall set aside those payments that would otherwise be made in such six-(6) month period in a trust that is in compliance with Rev. Proc. 92-64.

Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Code Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Company therefor promptly after the end of such period.

The provisions of this Section 21 shall only apply if, and to the extent, required to comply with Code Section 409A.

22.	Indemnification, Liability Insurance. The Company agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by applicable law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s good-faith performance of the Executive’s duties and obligations to the Company. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists (but in any case not for more than six years), after the term of this Agreement in substantially the same amount and on substantially the same terms as the Company covers its other active officers and directors.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

SeraCare Life Sciences, Inc., a California corporation

By:	/s/ Susan Vogt
Name:	Susan Vogt
Title:	Chief Executive Officer

“EXECUTIVE”

/s/ Gregory A. Gould
Gregory A. Gould

EXHIBIT A

SERACARE LIFE SCIENCES, INC.

CONFIDENTIALITY AGREEMENT

[Attached]

375 West Street • Tel. (508) 580-1900

West Bridgewater, MA 02379 • Fax. (508) 584-2384

www.seracare.com

Gregory A. Gould

Re:	Confidentiality Agreement (“Agreement”)

Dear Greg:

In the course of your work for SeraCare Life Sciences, Inc. or any of its affiliates (collectively, “SeraCare Life Sciences, Inc.”), you may have access to SeraCare Life Sciences, Inc. confidential and proprietary information and/or you may create Developments (defined below). As a condition to SeraCare Life Sciences, Inc. hiring and employing you (and for other legally sufficient consideration, the receipt and adequacy of which you acknowledge), you and SeraCare Life Sciences, Inc. agree as follows:

I. Definitions. The following terms are defined for purposes of this Agreement:

A. “Confidential Information” means any and all information that has or could have value or utility to SeraCare Life Sciences, Inc., whether or not reduced to written or other tangible form and all copies thereof, relating to SeraCare Life Sciences, Inc. private or proprietary matters, confidential matters or trade secrets. Confidential Information includes, but is not limited to, the following:

•

technical information (whether or not subject to patent registration or protection), such as research and development, methods, trade secrets, data and know-how, formulas, compositions, testing protocols or test results, whether written or oral and whether technical or non-technical, as well as product sample. Processes and techniques or manufacturing information, business plans or projections, customer lists, agreements, discoveries, machines, inventions, ideas, computer programs (including software and data used in all such programs), drawings, specifications;

•

except to the extent publicly disclosed by SeraCare Life Sciences, Inc. without any fault by you or any other person or entity, information relating to SeraCare Life Sciences, Inc. patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, and all improvements and inventions related thereto;

•

business information, such as information concerning any products, customers, suppliers, production, developments, costs, purchasing, pricing, profits, markets, sales, accounts, customers, financing, acquisitions, strategic alliances or collaborations, expansions; and

•	other information relating to SeraCare Life Sciences, Inc. business practices, strategies or policies.

B. “Competitive Business” means engaging in the research, development, sale, lease, marketing, financing or distribution of technology, products or services similar to or competitive with SeraCare Life Sciences, Inc. actual or proposed products or services anywhere in the world.

C. “Development” means any invention, discovery, improvement, know-how, method, technique, work, copyrightable work or other intellectual property (whether or not patentable or subject to registration with any governmental office) you conceive, reduce to practice, discover or make, alone or with others, that either (i) is directly related to the business or demonstrably anticipated business of SeraCare Life Sciences, Inc. (ii) includes, or is a product or extension of, any Confidential Information, or (iii) results from duties assigned to you by SeraCare Life Sciences, Inc. or from the use of any of SeraCare Life Sciences, Inc. assets or facilities.

D. “Restricted Period” means a period (i) starting when you begin working for SeraCare Life Sciences, Inc. and (ii) ending on the earlier of (A) twelve (12) months after termination of your employment (regardless of the reason for termination), or (B) if you work less than a total of 12 months, that number of months after termination of your employment which equals the total number of months you worked for SeraCare Life Sciences, Inc. (for example, if you work for SeraCare Life Sciences, Inc. for a total of six months, the Restricted Period will end six months after your employment terminates), or (C) the longest period (if any) permitted by applicable law after termination of your employment which is less than 12 months.

II. Confidential Information.

During your employment by SeraCare Life Sciences, Inc. and at all times thereafter, you will hold in trust, keep confidential and not disclose, directly or indirectly, to any third parties or make any use of Confidential Information for any purpose except for the benefit of SeraCare Life Sciences, Inc. in the performance of your employment duties. Confidential Information will not be subject to these restrictions if it becomes generally known to the public or in the industry without any fault by you or any other person or entity, or if SeraCare Life Sciences, Inc. ceases to have a legally protectable interest in it. If you are required by valid subpoena or similar legal requirement to disclose Confidential Information, you will promptly notify SeraCare Life Sciences, Inc. in writing and cooperate with SeraCare Life Sciences, Inc. efforts to obtain a protective order or similar relief, and you will only disclose the minimum amount of Confidential Information necessary. Upon termination of your employment (regardless of the reason for termination), you will immediately return to SeraCare Life Sciences, Inc. all tangible Confidential Information and any other material made or derived from Confidential Information, including information stored in electronic format and handwritten notes, which is in your possession or which you delivered to others.

III. Developments. You agree to promptly and fully disclose in writing to SeraCare Life Sciences, Inc.’s President (or, if you are then the President, the General Counsel, or in the absence of a General Counsel, the Chief Financial Officer, in either case with a copy to the Chairman of the Board of Directors of SeraCare Life Science, Inc.) any Development that you make during the Restricted Period when created or developed. You hereby assign and transfer to SeraCare Life Sciences, Inc. all of your right, title and interest in and to any Developments that you make during your employment, including all patents, patent applications and related patent rights. You agree to sign and deliver to SeraCare Life Sciences, Inc. (during and after employment) other documents SeraCare Life Sciences, Inc. considers necessary or desirable to evidence its ownership of Developments that you make during your employment. All copyrightable works that are Developments that you make during your employment, whether or not works made for hire (as defined in 17 U.S.C. §141), shall be owned by SeraCare Life Sciences, Inc. and it may file and own the same as the author throughout the world. If SeraCare Life Sciences, Inc. is unable for any reason to secure your signature on any document necessary or desirable to apply for, prosecute, obtain, or enforce any patent, trademark, service mark, copyright, or other right or protection relating to any Development that you make during your employment, you hereby irrevocably designate and appoint SeraCare Life Sciences, Inc. and each of its duly authorized officers and agents, as your agent and attorney-in-fact to act for and in your behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, trademarks, service marks, copyrights, or other rights or protections with the same force and effect as if personally executed and delivered by you. You agree that this power of attorney is irrevocable and is coupled with an interest and thereby survives your death or disability. It shall be presumed that any Development that you register, file, make an application for, or otherwise claim with any governmental agency during the Restricted Period was made by you during your employment.

IV. California Goggin Act. You acknowledge that you have read the California Goggin Act attached hereto and understand that under its provisions you may retain ownership of inventions that you may make entirely on your own time and in a manner not described in Section II above. You agree, however, to disclose to SeraCare Life Sciences, Inc. all inventions that you conceive during your employment, including any invention which you desire to retain as your own property, so that SeraCare Life Sciences, Inc. may determine if such invention qualifies under the law for retention as your property. SeraCare Life Sciences, Inc. will treat any such disclosed information as confidential unless such information (1) was previously known to SeraCare Life Sciences, Inc., (2) is disclosed in patents or other publications, (3) has been imparted to SeraCare Life Sciences, Inc. by third parties, or (4) is well known to the trade to which it relates. You understand that this Section applies even if you work outside of California.

V. Non-Solicitation. You acknowledge that you may have access to a significant amount of highly sensitive and valuable Confidential Information, you may be involved in formulating SeraCare Life Sciences, Inc. business strategies or in its research and development activities, and you may be involved in important aspects of relationships with employees, consultants, suppliers, customers and others and you will be expected to promote SeraCare Life Sciences, Inc. business and goodwill. You also acknowledge that SeraCare Life Sciences, Inc. business is international in scope and that SeraCare Life Sciences, Inc. employees and customers in any location can be solicited and serviced from any other location in the world. You therefore agree that during the Restricted Period, you will not, directly or indirectly through any other person or entity:

•

solicit any other person or entity who is a customer of SeraCare Life Sciences, Inc. and whose name, identity, or business habits are trade secrets to engage in any Competitive Business or to curtail or cease any business or business relationship with SeraCare Life Sciences, Inc. or its employees or independent contractors;

•	solicit any other employee or independent contractor to terminate any employment or engagement with SeraCare Life Sciences, Inc. and engage in a Competitive Business; or

•	disparage SeraCare Life Sciences, Inc., its employees, independent contractors or their services or products.

VI. No Conflicts. You represent and warrant to, and agree with SeraCare Life Sciences, Inc. that:

A. You have set forth in a separate list attached to this Agreement as Schedule A-1 an accurate and complete list of all confidential, proprietary or trade secret information (including invention disclosures and patent applications), including a brief description thereof (without revealing any confidential or proprietary information of any other party), which you made or conceived prior to your employment with SeraCare Life Sciences, Inc. and for which you claim ownership or which is in the physical possession of a former employer or other person or entity and which are therefore excluded from the scope of this Agreement. If there are no such exclusions, you have so indicated by writing “none.”

B. Neither you nor any third party has any ownership or other interest in any idea, invention or other item of intellectual property that will be used in performing your duties for SeraCare Life Sciences, Inc. and all Developments made during your employment will be free and clear of any encumbrances or claims of third parties. In performing your duties for SeraCare Life Sciences, Inc. you will not disclose to SeraCare Life Sciences, Inc. or use any confidential or proprietary information or trade secret of any third party, and you will not interfere with the business of any third party in any way contrary to applicable law.

VII. No Employment Rights. Nothing in this Agreement shall affect your or SeraCare Life Sciences, Inc. right to terminate your employment or SeraCare Life Sciences, Inc. right modify the terms of your employment, nor will this Agreement confer on you any other rights or benefits in connection with your employment.

VIII. Remedies and Conflict Resolution.

A. The parties to this Agreement agree that (i) if you materially breach this Agreement, the damage to SeraCare Life Sciences, Inc. may be substantial, although difficult to ascertain, and money damages will not afford SeraCare Life Sciences, Inc. an adequate remedy, and (ii) if you are in breach of any provision of this Agreement, or threaten a breach of this Agreement, SeraCare Life Sciences, Inc. shall be entitled, in addition to all other rights and remedies as may be provided by law, this Agreement, the Employment Agreement being entered into by and between you and SeraCare Life Sciences, Inc. in connection with this Agreement (the “Employment Agreement”), or otherwise, to seek and obtain provisional relief from a court in accordance with Section VIII.B hereof, and an arbitral order requiring specific performance and permanent injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement. You further agree that the SeraCare Life Sciences, Inc. shall not be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section VIII, and you irrevocably waive any right you may have to require SeraCare Life Sciences, Inc. to obtain, furnish, secure or post any such bond or similar instrument.

B. All claims for damages for a breach of this Agreement shall be submitted to arbitration in accordance with the terms and conditions of Section 16 of the Employment Agreement. To the extent injunctive or other equitable relief is not available pursuant to Section 16 of the Employment Agreement or is not available pursuant to Section 16 of the Employment Agreement in a sufficiently timely manner (in the seeking party’s good faith judgment) to preclude the risk of irreparable damage and to prevent any remedy from being rendered ineffectual pending the arbitration, either party may seek such relief, including provisional relief in the form of a temporary restraining order or preliminary injunction, exclusively in a state or federal court of competent jurisdiction in the Commonwealth of Massachusetts.

To the extent permitted by law, the prevailing party (if a prevailing party is determined to exist by the arbitrator or arbitrators) in any proceeding or action under this Section VIII shall be entitled, in addition to any other damages or relief awarded, to an award of reasonable legal and accounting fees, expenses and other out-of-pocket costs incurred by such party (including any costs and fees incurred by and payable to the arbitrator (or arbitrators) and any costs incurred in enforcing any such award), not to exceed such fees incurred by the non-prevailing party regardless of whether such proceeding or action proceeds to final judgment; provided, however, that SeraCare Life Science, Inc. shall not be deemed a “prevailing party” for this purpose unless the arbitrator (or arbitrators) determines that you did not have a reasonable good faith belief that you would prevail as to at least one material issue presented to the arbitrator (or arbitrators).

IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

YOU REPRESENT AND AGREE THAT YOU HAVE READ AND UNDERSTAND THIS SECTION VIII.B, WHICH DISCUSSES ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO CONFIDENTIAL BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL.

IX. Miscellaneous.

A. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto (except for the Employment Agreement and that certain Non-Competition Agreement referred to in and contemplated by such Employment Agreement). This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity. Any waiver of any breach of or failure to enforce any of the provisions of this Agreement shall not operate as a waiver of any other breach or waiver of performance of such provisions or any other provisions. Your obligations under this Agreement survive termination of your employment, regardless of the manner or reason for termination. During, and upon termination of your employment (regardless of the reason therefore), you will certify to SeraCare Life Sciences, Inc. in writing that you have fully complied with each provision of this Agreement and that you will continue to comply with all provisions herein that survive termination.

B. You represent and warrant that this Agreement is a legal, valid and binding obligation, enforceable against you in accordance with its terms to the fullest extent permitted under applicable federal, state or local law.

C. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered in accordance with the terms of Section 18 of the Employment Agreement.

D. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

E. To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceability be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any court, arbitrator or governmental or regulatory authority in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. You agree that the time period, geographic scope and other terms of the covenants and restrictions in this Agreement are reasonable and appropriate under the circumstances of SeraCare Life Sciences, Inc. business.

F. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of you and the successors and assigns of SeraCare Life Sciences, Inc. You shall not be entitled to assign your obligations hereunder. SeraCare Life Sciences, Inc. may assign its rights under this Agreement to any person or business entity (including, without limitation, successors and assigns of SeraCare Life Sciences, Inc.). You agree that, upon request therefor, you will, in writing, acknowledge and consent to any such assignment of this Agreement.

G. You represent and warrant that you have carefully read this Agreement; that you execute this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that you have had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; that you have been advised to, and have had the opportunity to, consult with your personal attorney prior to entering into this Agreement; and that you are entering into this Agreement of your own free will. You expressly agree that you have no expectations or understandings contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

Please indicate your agreement to the foregoing by signing a copy of this letter below and returning it to me. I look forward to working with you.

Very truly yours,

/s/ Susan Vogt
Susan Vogt, Chief Executive Officer

Accepted and Agreed to as of Date: August 16, 2006

By:	/s/ Gregory A. Gould
Gregory A. Gould

(Please be sure to complete, sign & date the attached

Schedule A-1 writing “NONE” if applicable)

SCHEDULE A-1

EMPLOYEE’S INTELLECTUAL PROPERTY EXCLUDED FROM THIS AGREEMENT

Describe:

Provisional Patent Application of Stephen L. Warren, Gregory A. Gould and Kevin Lilehei, Title: DEVICE FOR DELIVERY OF ANTI-CANCER AGENTS TO TISSUE, Docket No.: 2360.001PRV.

By:	/s/ Gregory A. Gould
Gregory A. Gould

Date: August 16, 2006

THE GOGGIN ACT

Sections 2870, 2871 and 2872 of the California Labor Code

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in any invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer; (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.”

EXHIBIT B

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is entered into, as of August 16, 2006, by and among SeraCare Life Sciences, Inc., a California corporation (the “Company”), and Gregory A. Gould (“Executive”).

RECITALS

A. The Company is engaged in the business of manufacturing, marketing distributing, and selling to diagnostic, therapeutic, drug discovery, and research organizations biological products and services, including but not limited to plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank™, which is a proprietary database of medical information and associated blood, plasma, DNA and RNA samples (such business, being collectively referred to herein as the “Business”).

B. The parties acknowledge that the relevant market for the Business is worldwide in scope and that there exists worldwide competition for the products and services of the Business.

C. The Company desires to employ Executive, and Executive desires to accept such employment, as Chief Financial Officer based on the terms and conditions of the Employment Agreement being executed concurrently with this Agreement (the “Employment Agreement”).

D. Executive acknowledges that by virtue of his position with the Company, he will have special influence over and access to the Company’s customers, employees, and consultants, will develop and have access to significant and unique contacts in the Business, and will develop and have access to the Company’s Confidential Information and Inventions (as such terms are defined in the Confidentiality Agreement entered in connection with Section 6 of the Employment Agreement).

E. As a material condition to the Company entering into the Employment Agreement, and to protect the Company’s good will, customer relationships, Confidential Information, and stable workforce, Executive has agreed to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Executive, intending to be legally bound, hereby agree as follows:

I.

NON-COMPETITION

1.1 Non-Competition. Executive agrees that during the term of his employment with the Company and for a period of one (1) year thereafter (such period, the “Non-Competition Period”):

(a) Executive shall not, anywhere outside of the United States, directly or indirectly, engage, without the express prior written consent of the Company, in any business or activity in direct or indirect competition with the Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any business, activity or person in direct or indirect competition (or seeking or contemplating to compete, directly or indirectly) with the Business (a “Competing Business”).

(b) Executive shall not, anywhere in the United States, directly or indirectly, engage, without the express prior written consent of the Company, in any business or activity in direct or indirect competition with the Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Competing Business.

(c) Executive shall not, anywhere in the Commonwealth of Massachusetts or the state of Maryland, directly or indirectly, engage, without the express prior written consent of the Company, in any business or activity in direct or indirect competition with the Business, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Competing Business.

1.2 Public Securities. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to one percent (1%) of any class of “publicly traded securities” of any Person, which owns or operates a business that is a Competing Business. For the purposes of this Section 1.2, “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the Nasdaq Global Market.

1.3 No Interference with the Business; Non-Solicitation. Executive agrees that during the Non-Competition Period, at any time or for any reason, Executive shall not, directly or indirectly: (a) solicit or divert, or attempt to solicit or divert, any business or clients or customers of the Company and/or any of its subsidiaries or affiliates (“Affiliates”); (b) induce or attempt to induce customers, clients, suppliers, agents or other persons or business entities under contract or otherwise associated or doing business with the Company and/or its Affiliates, to reduce or alter any such association or business with the Company and/or its Affiliates; (c) solicit or attempt to solicit any employee or consultant of the Company to (i) terminate such employment or consulting engagement with the Company and/or its Affiliates, and/or (ii) accept employment, or enter into any consulting arrangement, with any person or business entity other than the Company and/or its Affiliates; or (d) condemn, criticize, ridicule or otherwise disparage or put in disrepute the Company or its Affiliates (including but not limited to their products, services, directors, officers, agents or employees), in any way, whether orally or in writing; provided, however, that Executive may provide truthful testimony in any legal, administrative, governmental or regulatory proceeding and may likewise respond truthfully to a lawfully-issued subpoena, court order, government or regulatory inquiry.

II.

REMEDIES AND CONFLICT RESOLUTION

2.1 Remedies. The parties to this Agreement agree that (i) if Executive materially breaches Article 1 of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, and (ii) if Executive is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, this Agreement, the Employment Agreement, or otherwise, to seek and obtain provisional relief from a court in accordance with Section 2.2 hereof, and an arbitral order requiring specific performance and permanent injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement, including but not limited to an order extending the Non-Competition Period by the same period of time that Executive is breach of terms of Article 1 of this Agreement. Executive further agrees that the Company shall not be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Article 2, and Executive irrevocably waives any right that Executive may have to require the Company to obtain, furnish, secure or post any such bond or similar instrument.

2.2 All claims for damages for a breach of this Agreement shall be submitted to arbitration in accordance with the terms and conditions of Section 16 of the Employment Agreement. To the extent injunctive or other equitable relief is not available pursuant to Section 16 of the Employment Agreement or is not available pursuant to Section 16 of the Employment Agreement in a sufficiently timely manner (in the seeking party’s good faith judgment) to preclude the risk of irreparable damage and to prevent any remedy from being rendered ineffectual pending the arbitration, either party may seek such relief, including provisional relief in the form of a temporary restraining order or preliminary injunction, exclusively in a state or federal court of competent jurisdiction in the Commonwealth of Massachusetts.

(a) To the extent permitted by law, the prevailing party (if a prevailing party is determined to exist by the arbitrator) in any proceeding or action under this Section 2.2 shall be entitled, in addition to any other damages or relief awarded, to an award of reasonable legal and accounting fees, expenses and other out-of-pocket costs incurred by such party (including any costs and fees incurred by and payable to the arbitrator and any costs incurred in enforcing any such award), not to exceed such fees incurred by the non-prevailing party regardless of whether such proceeding or action proceeds to final judgment; provided, however, that the Company shall not be deemed a “prevailing party” for this purpose unless the arbitrator determines that the Executive did not have a reasonable good faith belief that the Executive would prevail as to at least one material issue presented to the arbitrator.

(b) Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

2.3 Acknowledgment. EXECUTIVE HAS READ AND UNDERSTANDS SECTION 2.2 OF THIS AGREEMENT, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS NON-COMPETITION AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS NON-COMPETITION AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO CONFIDENTIAL BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

III.

MISCELLANEOUS

3.1 Entire Agreement; Amendments and Waivers; Several Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto (except for the Employment Agreement entered into by and between the parties in connection with this Agreement and that certain Confidentiality Agreement referred to in and contemplated by such Employment Agreement). This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

3.2 Representations and Warranties. Executive represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against Executive in accordance with its terms to the fullest extent permitted under applicable federal, state or local law.

3.3 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered in accordance with the terms of Section 18 of the Employment Agreement.

3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

3.5 Severability. To the extent any provision of this Agreement, including without limitation the provisions set forth in Article 1 or Article 2 hereof, shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of, that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceability be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any court, arbitrator or governmental or regulatory authority in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies.

3.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Executive and the successors and assigns of the Company. Executive shall not be entitled to assign his obligations hereunder. The Company may assign its rights under this Agreement to any person or business entity (including, without limitation, successors and assigns of the Company). Executive agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

3.7 Defined Terms. Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Employment Agreement unless otherwise expressly indicated.

3.8 Independent Review and Advice. Executive represents and warrants that Executive has carefully read this Agreement; that Executive executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that Executive has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; that Executive has been advised to, and has had the opportunity to, consult with Executive’s personal attorney prior to entering into this Agreement; and that Executive is entering into this Agreement of Executive’s own free will. Executive expressly agrees that he has no expectations or understandings contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

SERACARE LIFE SCIENCES, INC.	EXECUTIVE

/s/ Susan Vogt	/s/ Gregory A. Gould
Susan Vogt, Chief Executive Officer	Gregory A. Gould

Address

7513 Blue Water Ct. Fort Collins, CO 80525

Facsimile Number

EXHIBIT C

SERACARE LIFE SCIENCES, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

[Attached]

FP HOLDING CORPORATION

STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Option Agreement”) dated                      by and between FPI Holding Corporation, a Delaware corporation (the “Corporation”), and                      (the “Participant”) evidences the stock option (the “Option”) granted by the Corporation to the Participant as to the number of shares of the Corporation’s non-voting Common Stock, par value $0.001 per share (the “Class A Common Stock”), first set forth below.

Number	of Shares of Class A Common Stock:[1] Award Date:

Exercise Price per Share:1                     $                          Expiration Date:1,2

Type of Option (check one):	Nonqualified Stock Option	☐

	Incentive Stock Option	☐

Vesting1,2 The Option will vest over a five-year period as follows: 20% of the total number of shares of Class A Common Stock subject to the Option shall vest upon the one-year anniversary of the Award Date, and for each of the four years thereafter, 20% of the total number of shares of Class A Common Stock subject to the Option shall vest upon the anniversary of the Award Date.

The Option is granted under the FPI Holding Corporation Stock Incentive Plan (the “Plan”) and subject to the Terms and Conditions of Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Option set forth herein. The Participant acknowledges receipt of a copy of the Terms, the Plan and the Stock Option Questions & Answers for the Plan, specifically acknowledges and agrees to Section 12 of the Terms, and agrees to maintain in confidence all information provided to him/her in connection with the Option.

“PARTICIPANT”	FPI HOLDING CORPORATION, a Delaware corporation

Signature

By:
Print Name
Its:

Address

City, State, Zip Code

CONSENT OF SPOUSE

In consideration of the Corporation’s execution of this Option Agreement, the undersigned spouse of the Participant agrees to be bound by all of the terms and provisions hereof and of the Plan.

Signature of Spouse	Date

[1]	Subject to adjustment under Section 7.3.1 of the Plan.

[2]	Subject to early termination under Section 5.7 or 7.3 of the Plan.

TERMS AND CONDITIONS OF STOCK OPTION

1.	Vesting; Limits on Exercise.

The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.

•

Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•

Minimum Exercise. No fewer than [100] shares of Class A Common Stock (subject to adjustment under Section 7.3.1 of the Plan) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•

ISO Value Limit. If the Option is designated as an Incentive Stock Option (an “ISO”), as indicated on the cover page of this Option Agreement, and if the aggregate fair market value of the shares with respect to which ISOs (whether granted under the Option or otherwise) first become exercisable by the Participant in any calendar year exceeds $100,000, as measured on the applicable Award Dates, the limitations of Section 5.5.1 of the Plan shall apply and to such extent the Option will be rendered a Nonqualified Stock Option.

2.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Affiliates, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Affiliate, interferes in any way with the right of the Corporation or any Affiliate at any time to terminate such employment or service, or affects the right of the Corporation or any Affiliate to increase or decrease the Participant’s other compensation.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

•

an executed Exercise Agreement (stating the number of shares of Class A Common Stock to be purchased pursuant to the Option) in substantially the form attached hereto as Exhibit A or such other form as the Administrator may require from time to time (the “Exercise Agreement”);

•

payment in full for the Exercise Price of the shares to be purchased, in cash or by electronic funds transfer to the Corporation, by certified or cashier’s check payable to the order of the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and any financing or other covenants of the Corporation) in shares of Class A Common Stock already owned by the Participant or the reduction of the number of shares of Class A Common Stock otherwise deliverable upon the exercise of the Option, valued at their Fair Market Value on the exercise date, in each case subject to such specific procedures or directions as the Administrator may establish;

•

an executed Additional Stockholders’ Agreement pursuant to which the Participant will become a party to, and be bound by and obligated to comply with the terms and provisions of, that certain Stockholders’ Agreement, dated as of May 31, 2006, by and among the Corporation and certain other parties listed therein, as such agreement may be amended from time to time (the “Stockholders’ Agreement”), such Stockholders’ Agreement and Additional Stockholders’ Agreement to be in substantially the form attached hereto as Exhibit B;

•	any written statements or agreements required pursuant to Section 7.5.1 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 7.6.1 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative specified below at or prior to the time of exercise. In which case, the Exercise Price and/or applicable withholding taxes, to the extent so authorized, may be paid in full or in part by delivery to the Corporation of:

•	shares of Class A Common Stock already owned by the Participant, valued at their Fair Market Value on the exercise date; and/or

•	if the Class A Common Stock is then registered under the Exchange Act and listed or quoted on a recognized national securities exchange or in the NASDAQ Global

Market Quotation System, irrevocable instructions to a broker to, upon exercise of the Option, promptly sell a sufficient number of shares of Class A Common Stock acquired upon exercise of the Option and deliver to the Corporation the amount necessary to pay the Exercise Price (and, if applicable, the amount of any related tax withholding obligations); and/or

•	a note meeting the requirements of Section 5.3.3 of the Plan (or, in the case of tax loans, Section 7.6.2 of the Plan).

An Option will qualify as an ISO only if it meets all of the applicable requirements of the Code. If the Option is designated as an ISO, the Option may be rendered a Nonqualified Stock Option if the Administrator permits the use of one or more of the non-cash payment alternatives referenced above.

4.	Early Termination of Option.

The Option, to the extent not previously exercised, and all other rights in respect thereof, whether vested and exercisable or not, shall terminate and become null and void prior to the Expiration Date in the event of:

•	the termination of the Participant’s employment or services as provided in Section 5.7 of the Plan, or

•	the termination of the Option pursuant to Section 7.3 of the Plan.

Notwithstanding any post-termination exercise period provided for herein or in the Plan, an Option will qualify as an ISO only if it is exercised within the applicable exercise periods for ISOs under, and meets all of the other requirements of, the Code. If the Option is designated as an ISO and is not exercised within the applicable exercise periods for ISOs or does not meet such other requirements, the Option will be rendered a Nonqualified Stock Option.

5.	Non-Transferability and Other Restrictions.

The Option and any other rights of the Participant under this Option Agreement or the Plan are nontransferable and exercisable only by the Participant, except as set forth in Section 7.2 of the Plan. Any shares of Class A Common Stock issued on exercise of the Option are subject to substantial restrictions on transfer, and are subject to call, rights of first refusal, and other rights in favor of the Corporation as set forth herein, in the Exercise Agreement and in the Stockholders’ Agreement. Any such shares shall be considered “Equity Interests” for purposes of the Stockholders’ Agreement. The restrictions imposed on any such shares pursuant to the Stockholders’ Agreement are in addition to, and not in lieu of, any restrictions and repurchase rights imposed on such shares pursuant to this Option Agreement.

6.	Securities Law Compliance.

The Participant acknowledges that the Option and the shares of Class A Common Stock are not being registered under the Securities Act, based, in part, in reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the

Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Participant, by executing this Option Agreement, hereby makes the following representations to the Corporation and acknowledges that the Corporation’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•

The Participant is acquiring the Option and, if and when he/she exercises the Option, will acquire the shares of Class A Common Stock solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the shares within the meaning of the Securities Act and/or any applicable state securities laws.

•

The Participant has had an opportunity to ask questions and receive answers from the Corporation regarding the terms and conditions of the Option and the restrictions imposed on any shares of Class A Common Stock purchased upon exercise of the Option. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to exercise the Option and purchase shares of Class A Common Stock. However, in evaluating the merits and risks of an investment in the Class A Common Stock, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors.

•

The Participant is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability as well as an increase in the Fair Market Value of the underlying shares of Class A Common Stock to an amount in excess of the Exercise Price, and that any investment in common shares of a closely held corporation such as the Corporation is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•

The Participant understands that any shares of Class A Common Stock acquired on exercise of the Option will be characterized as “restricted securities” under the federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect, with which the Participant is familiar.

•

The Participant has read and understands the restrictions and limitations set forth in the Plan, this Option Agreement (including these Terms), the Exercise Agreement and the Stockholders’ Agreement, which are imposed on the Option and any shares of Class A Common Stock which may be acquired upon exercise of the Option.

•

At no time was an oral representation made to the Participant relating to the Option or the purchase of shares of Class A Common Stock and the Participant was not presented with or solicited by any promotional meeting or material relating to the Option or the Class A Common Stock.

7.	Limited Call Right; Mandatory Sale.

7.1 Corporation’s Call Right. The Corporation shall have the right (but not the obligation), subject to the terms and conditions of this Section 7, to repurchase in one or more transactions in connection with the Participant’s termination of employment or services to the Corporation or any of its Affiliates, and the Participant (or any permitted transferee) shall be obligated to sell any of the Shares acquired upon exercise of the Option at the Repurchase Price (as defined below) (the “Call Right”). To exercise the Call Right, the Corporation must give written notice thereof to the Participant (the “Call Notice”). The Call Notice is irrevocable by the Corporation and must (a) be in writing and signed by an authorized officer of the Corporation, (b) set forth the Corporation’s intent to exercise the Call Right and contain the total number of Shares to be sold to the Corporation pursuant to the Call Right, (c) be mailed or delivered in accordance with Section 9, and (d) be so mailed or delivered during the Notice Period (determined in accordance with the following sentence). The “Notice Period” shall:

(a)	commence on the Participant’s Severance Date (determined in accordance with the Plan); and

(b)	terminate on the date that is ninety (90) days after the Participant’s Severance Date (or, if later, ninety (90) days after the Participant acquired the shares from the Corporation upon exercise of the Option).

7.2 Repurchase Price. The price per Share to be paid by the Corporation upon settlement of the Corporation’s Call Right (the “Repurchase Price”) shall equal the Fair Market Value of a Share determined as of the date of the Call Notice.

7.3 Closing. The closing of any repurchase under this Section 7 shall be at a date to be specified by the Corporation, such date to be no later than 30 days after the date of the Call Notice. The purchase price shall be paid at the closing in the form of a check or by cancellation of money purchase indebtedness against surrender by the Participant of a stock certificate evidencing the Shares with duly endorsed stock powers. No adjustments (other than pursuant to Section 7.3.1 of the Plan) shall be made to the purchase price for fluctuations in the fair market value of the Class A Common Stock after the date of the Call Notice.

7.4 Termination of Call Right. The Corporation’s Call Right shall terminate to the extent that it is not exercised prior to the Public Offering Date.

7.5 Assignment. Notwithstanding anything to the contrary, the Corporation may assign any or all of its rights under this Section 7 to one or more stockholders of the Corporation.

8.	No Stockholder Rights Following Exercise of a Call.

If the Participant (or any permitted transferee) holds Shares as to which the Call Right has been exercised, the Participant shall be entitled to the value of such shares in accordance with the provisions of Section 7, but (unless otherwise required by law) shall no longer be entitled to participation in the Corporation or other rights as a stockholder with respect to the shares subject to the call. To the maximum extent permitted by law, the Participant’s rights following the exercise of the Call Right shall, with respect to the call and the Shares covered thereby, be solely the rights that he or she has as a general creditor of the Corporation to receive payment of the amount specified in Section 7.

9.	Notices.

Any notice to be given under the terms of this Option Agreement or the Exercise Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address reflected or last reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 9.

10.	Plan.

The Option and all rights of the Participant under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Participant agrees to be bound by the terms of the Plan and this Option Agreement (including these Terms). The Participant acknowledges having read and understood the Plan, the Stock Option Questions & Answers for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

11.	Entire Agreement.

This Option Agreement (including these Terms and together with the form of Exercise Agreement attached hereto) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan, this Option Agreement and the Exercise Agreement may be amended pursuant to Section 7.7 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof or of the Exercise Agreement in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. The Stockholders’ Agreement is outside the scope of the foregoing integration provision as to any shares of Class A Common Stock that may be issued upon exercise of the Option.

12.	Satisfaction of All Rights to Equity.

The Option is in complete satisfaction of any and all rights that the Participant may have (under an employment, consulting, or other written or oral agreement with the Corporation or any of its Affiliates, or otherwise) to receive (1) stock options or stock awards with respect to the securities of the Corporation or any of its Affiliates, and/or (2) any other equity or derivative security in or with respect to the Corporation or any of its Affiliates. This Option Agreement supersedes the terms of all prior understandings and agreements, written or oral, of the parties with respect to such matters. The Participant shall have no further rights or benefits under any prior agreement conveying any right with respect to any security or derivative security in or with respect to the Corporation or any of its Affiliates. The foregoing notwithstanding, this Section 12 shall not adversely affect the Participant’s rights under any prior stock option or stock award agreement under the Plan (provided such agreement is expressly labeled as a stock option or stock award agreement under the Plan and is similar in form to this Option Agreement) which has been signed by an authorized officer of the Corporation.

13.	Governing Law; Limited Rights; Severability.

13.1. Delaware Law; Construction. This Option Agreement and the Exercise Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder. The terms of the Option grant have resulted from the negotiations of the parties and each of the parties has had an opportunity to obtain and consult with its own counsel. The language of all parts of the Plan, this Option Agreement (including these Terms) and the Exercise Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

13.2. Limited Rights. The Participant has no rights as a stockholder of the Corporation with respect to the Option as set forth in Section 7.8 of the Plan. The Option does not place any limit on the corporate authority of the Corporation as set forth in Section 7.15 of the Plan.

13.3. Arbitration. Any controversy arising out of or relating to this Option Agreement (including these Terms), the Plan, and/or the Exercise Agreement, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Option, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in [                    ] County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., [                    ], California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Option Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute.

13.4. Severability. If the arbitrator selected in accordance with Section 135.3 or a court of competent jurisdiction determines that any portion of this Option Agreement, the Plan, or the Exercise Agreement is in violation of any statute or public policy, then only the portions of this Option Agreement, the Plan, or the Exercise Agreement, as applicable, which violate such statute or public policy shall be stricken, and all portions of this Option Agreement, the Plan, and the Exercise Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any court order striking any portion of this Option Agreement, the Plan, and/or the Exercise Agreement should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

13.5. Stockholder Approval. Notwithstanding anything else contained herein to the contrary, the Option and all rights of the Participant under this Option Agreement are subject to approval of the Plan by the Corporation’s stockholders (such approval to be obtained in accordance with the terms of the Plan, the Corporation’s Bylaws, and applicable law) within 12 months after the Effective Date of the Plan.

(Remainder of Page Intentionally Left Blank)

EXHIBIT A

FPI HOLDING CORPORATION

STOCK INCENTIVE PLAN

OPTION EXERCISE AGREEMENT

The undersigned (the “Purchaser”) hereby irrevocably elects to exercise his/her right, evidenced by that certain Stock Option Agreement dated as of                      (the “Option Agreement”) under the FPI Holding Corporation Stock Incentive Plan (the “Plan”), as follows:

•

the Purchaser hereby irrevocably elects to purchase                      shares of non-voting Common Stock, par value $0.001 per share (the “Shares”), of FPI Holding Corporation, a Delaware corporation (the “Corporation”), and

•	such purchase shall be at the price of $ per share, for an aggregate amount of $ (subject to applicable withholding taxes pursuant to Section 7.6.1 of the Plan).

Capitalized terms are defined in the Plan if not defined herein.

1. Delivery of Share Certificate. The Purchaser requests that a certificate representing the Shares be registered to Purchaser and delivered to:                                                                                                                                                                                                     .

2. Investment Representations. The Purchaser acknowledges that the sale of the Shares by the Purchaser is restricted by Securities and Exchange Commission Rule 701. The Purchaser hereby affirms as made as of the date hereof the representations in Section 6 of the “Terms and Conditions of Stock Option” (which are attached to and a part of the Option Agreement, the “Terms”) and such representations are incorporated herein by this reference. The Purchaser represents that he/she has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and can afford a complete loss of the purchase price for the Shares.

The Purchaser understands and acknowledges (a) that the certificates representing the Shares will be legended as provided for in Section 7.5.3 of the Plan and Section 7.1 of the Stockholders’ Agreement (as defined in the Option Agreement), and (b) that the Corporation has no obligation to register the Shares or file any registration statement under federal or state securities laws.

3. Limitation on Disposition and Other Restrictions. The Shares are subject to and the Purchaser hereby agrees to the following terms and conditions of the sale of the Shares to the Purchaser:

•	any transfer of the Shares must comply with the restrictions on transfer set forth in Section 7.2 of the Plan and all applicable laws as set forth in Section 7.5 of the Plan;

•

the Shares are subject to, and following any otherwise permitted transfer of the Shares, the Shares shall remain subject to and the transferee shall be bound by, the Corporation’s call right set forth in Section 7 of the Terms, the share legend requirements of Section 7.5.3 of the Plan Section 7.1 of the Stockholders’ Agreement, the foregoing provisions of this Section 3, the arbitration provisions of Section 13.3 of the Terms, and additional restrictions as set forth in the Stockholders’ Agreement; and

•

as a condition to any otherwise permitted transfer of the Shares, the Corporation may require the transferee to execute a written agreement, in a form acceptable to the Administrator, that the transferee acknowledges and agrees to the foregoing terms and restrictions imposed on the Shares.

4. Plan and Option Agreement. The Purchaser acknowledges that all of his/her rights are subject to, and the Purchaser agrees to be bound by, all of the terms and conditions of the Plan and the Option Agreement (including the Terms), both of which are incorporated herein by this reference. If a conflict or inconsistency between the terms and conditions of this Exercise Agreement and of the Plan or the Option Agreement shall arise, the terms and conditions of the Plan and/or the Option Agreement shall govern. The Purchaser acknowledges receipt of a copy of all documents referenced herein (including the Terms and a disclosure statement) and acknowledges reading and understanding these documents and having an opportunity to ask any questions that he/she may have had about them. Any controversy or claim arising out of or relating to this Exercise Agreement shall be submitted to arbitration in accordance with Section 13.3 of the Terms, and Delaware law shall apply as provided in Section 13.1 of the Terms.

5. Entire Agreement. This Exercise Agreement, the Option Agreement (including the Terms), and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan, the Option Agreement and this Exercise Agreement may be amended pursuant to Section 7.7 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof or of the Option Agreement in writing to the extent such waiver does not adversely affect the interests of the Purchaser hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. The Stockholders’ Agreement is outside the scope of the foregoing integration provision as to any Shares.

6. Notice of Sale of ISO Shares. If the Shares are being acquired upon exercise of an Option intended to qualify as an Incentive Stock Option, the Purchaser agrees that, upon any sale or other transfer of the Shares within either one year of the date that they are acquired by the Purchaser or two years after the Award Date set forth in the Option Agreement, the Purchaser shall provide the notice required under Section 5.5.3 of the Plan.

“PURCHASER”	ACCEPTED BY:
FPI HOLDING CORPORATION,
Signature	a Delaware corporation

By:
Print Name	Its:

(To be completed by the corporation after the price (including applicable withholding taxes), value (if applicable) and receipt of funds is verified.)
Date

EXHIBIT B

STOCKHOLDERS’ AGREEMENT

EXHIBIT D

SECTION 280G PROVISIONS

1.1 Potential Cut-Back.

(a) In the event it is determined (pursuant to Section 1.3) or finally determined (as defined in Section 1.4(d)) that any payment, distribution, transfer, or benefit by the Company, or a direct or indirect subsidiary or affiliate of the Company, to or for the benefit of the Executive or the Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets, but determined without regard to any additional payments required under this Exhibit D) (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) so that the maximum amount of the Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Payments to be subject to the Excise Tax (the “Parachute Payment Threshold”); provided, however, that in the event that the aggregate amount of the Payments exceeds an amount equal to one hundred and ten percent (110%) of the Parachute Payment Threshold, the Payments shall not be so reduced, and the Executive shall be entitled to a Gross-Up Payment in accordance with Section 1.2 below. If the amount of the Payments is less than or equal to one hundred and ten percent (110%) of the Parachute Payment Threshold, the Payments shall be so reduced, and unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Payments if such a reduction is required, the Company shall reduce the Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Payments.

(b) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm (as such term is defined in Section 1.3), it is possible that Payments to the Executive which will not have been made by the Company pursuant to Section 1.1(a) should have been made. In such case, the Accounting Firm shall determine the amount of such unpaid Payments and such amount shall be promptly paid by the Company to or for the benefit of the Executive. It is also possible that a reduction in the Payments made pursuant to Section 1.1(a) will be less than the amount of the reduction which should have been made. In such case, the Executive shall promptly repay the amount of such excess to the Company together with interest on such amount (at the applicable federal rate provided for in Section 1274(d) of the Code) from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company; provided, however, that if the sum of the amount by which the Payments were initially reduced and the amount of such excess exceeds an amount equal to ten percent (10%) of the Parachute Payment Threshold, the Executive shall be entitled to the full amount of the Payments (without any reduction pursuant to this Section 1.1) and a Gross-Up Payment in accordance with Section 1.2.

1.2 Potential Gross-Up.

(a) In the event that the Payments would be subject to the Excise Tax and that Section 1.1 does not apply because the amount of the Payments exceeds 110% of the Parachute Payment Threshold as provided therein, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments. This provision is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payments.

(b) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or a Gross-Up Payment will initially be made in an amount that is less than what should have been made (any of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 1.3. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment. In the event of an Overpayment, the Executive shall promptly pay to the Company the amount of such Overpayment together with interest on such amount (at the applicable federal rate provided for in Section 1274(d) of the Code) for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Company. The Executive shall make such payment to the Company as soon as administratively practicable after the Company notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

1.3 Determination.

(a) Except as provided in Section 1.4, the determination that a Payment is subject to an Excise Tax shall be made in writing by the Accounting Firm. For purposes of this Agreement, the term “Accounting Firm” means a nationally-recognized accounting firm selected by the Company and agreed to by the Executive, which agreement shall not be unreasonably withheld by the Executive. Such determination by the Accounting Firm shall include the amount of the Payment subject to an Excise Tax and, if applicable, any Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Company and the Executive.

(b) For purposes of determining the amount of any Gross-Up Payment to be made hereunder, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Executive’s residence on the date that the Payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

1.4 Notification

(a) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit D except to the extent of actual damages suffered by the Company as a result of such failure. The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Executive shall:

(1)	give the Company any information reasonably requested by the Company relating to such claim;

(2)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

(3)	cooperate with the Company in good faith in order effectively to contest such claim; and

(4)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

(b) Without limitation on the foregoing provisions of this Section 1.4, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive, and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

(c) If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 1.4(a), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s compliance with the requirements of this Exhibit D) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 1.4(a), it is finally determined that the Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(d) For purposes of this Exhibit D, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the

15-day period referred to in Section 1.4(a) if the Company or the Executive’s employer has not notified the Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to the Executive that the Company intends to continue to pursue such contest).

1.5 Compliance with Law. Nothing in this Exhibit D is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would constitute such a violation, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void to the extent required by such Act.

EXHIBIT E

SERACARE LIFE SCIENCES, INC.

FORM OF RELEASE AGREEMENT

[Attached]

EXHIBIT E

SERACARE LIFE SCIENCES, INC.

FORM OF RELEASE AGREEMENT

1. Release by Executive. Gregory A. Gould (“Executive”), on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue SeraCare Life Sciences, Inc., a California corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, shareholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Release Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) the benefits due to the Executive in connection with the execution and delivery of this Release Agreement pursuant to Section 5.3 of the Employment Agreement dated as of August 16, 2006 by and between the Company and Executive (the “Employment Agreement”); (2) the equity-based awards previously granted by the Company to Executive as referred to in Exhibit E-1 hereto (which shall be governed by and subject to termination pursuant to the terms and conditions of the written agreements evidencing the applicable awards); (3) the Executive’s right to his benefits pursuant to the Company’s 401(k) plan (which benefits are approximately [$                    ] in the aggregate); (4) any right that the Executive may have to indemnification pursuant to the Company’s bylaws or under applicable laws with respect to any losses that the Executive may have incurred or may in the future incur with respect to his past service as an officer or employee of the Company; and (5) with respect to any such losses, any rights that the Executive may have to insurance coverage for such losses under any Company directors and officers liability insurance policy.

2. Acknowledgement of Payment of Wages. Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, incentives or other wages but excluding salary for the current payroll period), and usual benefits through the date of this Release Agreement (except for the benefits due to the Executive in connection with the execution and delivery of this Release Agreement pursuant to Section 5.3 of the Employment Agreement). Executive currently owns                      shares of common stock of the Company and, other than his rights as a shareholder with respect to such shares and his rights as to the equity-based awards referred to in Exhibit E-1 hereto (which shall be governed by and subject to termination pursuant to the terms and conditions of the written agreements evidencing the applicable awards), Executive has received all equity and equity-based securities and awards to which he is entitled from the Company and each of the Releasees and is not entitled to any new securities or awards in the future from or with respect to the Company or any of the Releasees.

3. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Release Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Release Agreement;

(b) He is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

(c) He was given a copy of this Release Agreement on                     , 20     and informed that he had twenty-one (21) days within which to consider the Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such twenty-one (21)-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit E-2;

(d) Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement.

4. No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof.

5. No Pending or Future Lawsuits. Executive represents and warrants to the Company that (a) he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any Releasee; and (b) Executive does not currently intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Releasees. Executive waives the right to file (or to have another file on his behalf) any charge, complaint, action, application, petition, or grievance against the Company or any other Releasee in any court or before any government agency or arbitrator arising out of or in any way connected with or relating to any of the matters released hereinabove, or to allow himself to be represented now or in the future in any class or action relating thereto. Executive also promises to opt out of any class or action and to take such other steps as he has the power to take to disassociate himself from any class or action seeking relief against the Company or any other Releasee regarding any of the matters released hereinabove.

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Massachusetts that the foregoing is true and correct.

EXECUTED this                  day of                     , 20    , at                      County,                     .

“Executive”

Gregory A. Gould

SERACARE LIFE SCIENCES, INC.

By:

EXHIBIT E-1

LIST OF EQUITY-BASED AWARD GRANTS

EXHIBIT E-2

ACKNOWLEDGMENT AND WAIVER

I, Gregory A. Gould, hereby acknowledge that I was given twenty-one (21) days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the twenty-one (21)-day period.

I declare under penalty of perjury under the laws of the State of Florida that the foregoing is true and correct.

EXECUTED this                  day of                      20    , at                      County,                     .

GREGORY A. GOULD